Exhibit 99.1
For Immediate Release — April 29, 2010
Telular Corporation Reports Second Quarter 2010 Results
- Total Recurring Service Revenue Up 24% Year-Over-Year
- Board Increases Authorized Stock Repurchases to $5 million
- Company Increases Cash Balance to $23.8 million
CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS)
Telular Corporation, a global leader in connecting businesses and machines over wireless networks, today announced financial results for the second quarter ended March 31, 2010. In the second quarter, Telular reported revenue of $11.4 million and net income of $317,000, or $.02 per diluted share.
For the second quarter of 2010, net income before non-cash items increased to $962,000 compared to $913,000 in the prior year period. Net income before non-cash items is a non-GAAP measure which adds back depreciation, amortization and stock-based compensation expense to net income. For further information, see the reconciliation of this measure to net income in accordance with GAAP, on the last page of this press release.
In the second quarter of 2010, recurring service revenue grew sequentially from $6.5 million to $6.8 million, which also represents a 24% increase over the prior year period. This includes recurring service revenue of $6.4 million from Telguard, which activated 33,000 new subscribers during the period and ended the period with approximately 558,000 subscribers. Service revenue also includes $350,000 from TankLink that ended the period with over 17,000 billable tanks. In the second quarter of 2010, Telular sold approximately 26,500 Telguard units resulting in Telguard product revenues of $3.6 million.
Telular also announced today that its Board of Directors has increased the amount approved under its active stock repurchase plan to $5 million from $1.2 million that was previously available. There were no stock repurchases during the second quarter.

“I am very pleased with the consistently strong growth of our recurring service revenue stream,” commented Joe Beatty, president and chief executive officer of Telular Corporation. “We are aggressively focused on increasing Telguard unit sales through efforts to add more dealers to our extensive customer base as well as increasing sales penetration within our existing customer base. In addition, I am confident that our continued product innovation, such as the recently released TG-1 Express, will have a meaningful impact on the growth of our subscriber base. The ongoing trend towards cellular only in American households will drive the overall penetration of cellular in the security space, and we expect to continue our role as a leading cellular provider to the industry.”
Jonathan Charak, chief financial officer of Telular Corporation, added, “We remain confident that both net income and net income before non-cash items for 2010 will exceed 2009 net income and net income before non-cash items of $1.9 million and $4.3 million, respectively. Our Telguard unit sales this quarter were within our revised guidance, and we continue to demonstrate strong operational efficiency with net income before non-cash items of nearly $1 million. And once again, our balance sheet remains very strong, with the cash balance increasing to $23.8 million.”
Investor Conference Call
Telular’s quarterly conference call will be held today at 4:30 p.m. Eastern Time. To participate on the teleconference from the United States and Canada dial 877-941-2321 (International dial 480-629-9714). You may also monitor the call via webcast at www.telular.com (select Earnings Conference Calls in Investor Relations). A replay of the call will be available from Thursday, April 29, 2010 beginning at 6:30 p.m. ET through Sunday, May 2, 2010 ending at 11:59 p.m. ET by dialing 800-406-7325 (enter pass code 4284142#) or internationally at 303-590-3030 (enter pass code 4284142#).
About Telular
Telular Corporation provides event monitoring and wireless access solutions for business and residential customers, enabling devices such as phones, faxes, computers and commercial machinery to be connected using wireless technology. With over 20 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment or disruption. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta and Miami. For more information, please visit www.telular.com.
Media Contact:

Pam Benke
Telular Corporation
pbenke@telular.com
(678) 909-4616
Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2009 Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)
BALANCE SHEETS

	March 31,	September 30,
	2010	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$23,774	$17,904
Trade receivables, net	5,750	7,589
Inventories, net	6,858	7,803
Prepaid expenses and other current assets	434	273

Total current assets	36,816	33,569

Property and equipment, net	2,151	2,193
Other assets	4,422	4,563

Total assets	$43,389	$40,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$5,823	$4,903
Total stockholders’ equity	37,566	35,422

Total liabilities and stockholders’ equity	$43,389	$40,325

Outstanding shares	14,971,205	14,911,688
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Net cash provided by (used in) continuing operations:
Net cash provided by operating activities	$6,146	$2,733
Net cash used in investing activities	(397)	(2,785)
Net cash provided by (used in) financing activities	121	(3,626)

	5,870	(3,678)

Net cash provided by discontinued operations	—	2,248

Net increase (decrease) in cash and cash equivalents	$5,870	$(1,430)

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
Revenues
Net product sales	$4,556	$6,341	$11,124	$12,001
Service revenue	6,800	5,482	13,254	10,597

Total revenue	11,356	11,823	24,378	22,598

Cost of Sales
Net product cost of sales	3,945	4,790	9,150	8,749
Service cost of sales	2,796	2,450	5,397	4,808

Total cost of sales	6,741	7,240	14,547	13,557

Gross margin	4,615	4,583	9,831	9,041

Operating Expenses
Engineering and development expenses	1,254	1,265	2,508	2,513
Selling and marketing expenses	1,571	1,797	3,185	3,307
General and administrative expenses	1,531	1,455	2,981	3,114

Total operating expenses	4,356	4,517	8,674	8,934

Income from operations	259	66	1,157	107
Other income, net	79	78	177	154

Income from continuing operations before income taxes	338	144	1,334	261
Provision for income taxes	21	6	42	6

Income from continuing operations	317	138	1,292	255
Income from discontinued operations	—	160	—	160

Net income	$317	$298	$1,292	$415

Income per common share:
Basic
Continuing operations	$0.02	$0.01	$0.09	$0.01
Discontinued operations	—	0.01	$—	$0.01

Net Income	$0.02	$0.02	$0.09	$0.02

Diluted
Continuing operations	$0.02	$0.01	$0.08	$0.01
Discontinued operations	—	0.01	$—	$0.01

Net Income	$0.02	$0.02	$0.08	$0.02

Weighted average number of common shares outstanding:
Basic	14,949,792	17,810,746	14,935,854	18,294,883
Diluted	15,469,497	17,858,297	15,390,715	18,320,842

Reconciliation of Non-GAAP Measures
We use net income before non-cash items as an additional measure of our operating performance. This measure is not recognized under generally accepted accounting principles. The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Net income	$317	$298	$1,292	$415

Non-cash compensation	368	358	746	909
Depreciation and amortization	277	257	559	526

Net income before non-cash items	$962	$913	$2,597	$1,850

Net income before non-cash items should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States. While we believe that net income before non-cash items, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation. Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.